Exhibit 99.1

For Immediate News Release
February 3, 2016

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2015 OPERATING RESULTS, 8.0% DIVIDEND INCREASE
AND INITIAL 2016 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2015 increased 11.9% to $1.97 from $1.76 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended December 31, 2015 increased 14.4% to $1.99 from $1.74 for the prior year period.

Net Income Attributable to Common Stockholders for the three months ended December 31, 2015 was $155,428,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 4.6% to $1.13 for the three months ended December 31, 2015, from $1.08 for the prior year period.

The increases in FFO per share and Core FFO per share were primarily driven by an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities. The increase in the Company’s EPS was primarily due to an increase in NOI from newly developed and existing operating communities, partially offset by a decrease in real estate sales and related gains during the three months ended December 31, 2015 compared to the prior year period.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the fourth quarter of 2015 to its October 2015 outlook:

Fourth Quarter 2015 Results
Comparison to October 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - October 2015 outlook (1)	$1.94	$1.98
Joint venture income	0.02	—
Interest expense and other	0.01	0.01
Q4 2015 per share reported results	$1.97	$1.99

(1) The mid-point of the Company's October 2015 outlook.

For the year ended December 31, 2015, FFO per share increased 11.0% to $8.05 from $7.25 for the prior year. Core FFO per share for the year ended December 31, 2015 increased 11.4% to $7.55 from $6.78 for the prior year. EPS for the year ended December 31, 2015 increased 5.8% to $5.51 from $5.21 for the prior year.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the full year 2015 to its results for the full year 2014:

Full Year 2015 Results
Comparison to Full Year 2014

	Per Share
	FFO	Core FFO

2014 per share reported results	$7.25	$6.78
Established and redevelopment community NOI	0.44	0.46
Other community NOI	0.71	0.71
Capital markets and transaction activity (1)	(0.08)	(0.29)
Joint venture income and management fees (2)	(0.30)	(0.05)
Casualty and impairment gain	0.11	—
Lost NOI from Edgewater fire	(0.06)	—
Gain on sale of real estate	0.07	—
Expensed acquisition costs and other	(0.09)	(0.06)
2015 per share reported results	$8.05	$7.55

(1) FFO per share for 2015 includes gain on extinguishment of debt, net.
(2) FFO per share includes the Company's promoted interest from joint venture dispositions.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "2015 was another outstanding year for AvalonBay. We completed a Company record $1.3 billion of new development activity at an initial projected stabilized yield of 6.7% and delivered 11.4% Core FFO per share growth. We expect healthy growth in our stabilized portfolio and contributions from new investment activity to support another year of strong Core FFO per share growth in 2016."

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Three Months Ended December 31, 2015 Compared to the Prior Year Period

For the Company, total revenue increased by $40,184,000, or 9.1%, to $480,840,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

For Established Communities, Average Rental Rates increased 5.8%, and were partially offset by a decrease in Economic Occupancy of 0.4%, resulting in an increase in rental revenue of 5.4%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.7%. Total revenue for Established Communities increased $17,739,000 to $352,951,000. Operating expenses for Established Communities decreased $922,000, or 0.9%, to $99,830,000. NOI for Established Communities increased $18,661,000, or 8.0%, to $253,121,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2015 compared to the fourth quarter of 2014:

Q4 2015 Compared to Q4 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	5.2%	0.7%	0.4%	9.0%	15.4%
Metro NY/NJ	4.4%	(0.7)%	1.0%	3.9%	24.5%
Mid-Atlantic	0.9%	0.2%	(0.9)%	2.0%	15.2%
Pacific NW	7.6%	(0.4)%	(1.0)%	10.6%	5.0%
No. California	11.3%	(1.2)%	(3.1)%	14.9%	20.9%
So. California	6.7%	(0.7)%	(2.8)%	10.3%	19.0%
Total	5.8%	(0.4%)	(0.9)%	8.0%	100.0%

(1) See the full release for discussion of Q4 year over year variances.

(2) Represents each region's % of total NOI for Q4 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Year Ended December 31, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $170,388,000, or 10.1%, to $1,856,028,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

For Established Communities, Average Rental Rates increased 5.3%, and were partially offset by a decrease in Economic Occupancy of 0.3%, resulting in an increase in rental revenue of 5.0%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.2%. Total revenue for Established Communities increased $65,692,000 to $1,384,823,000. Operating expenses for

Established Communities increased $12,036,000, or 3.0%, to $411,418,000. NOI for Established Communities increased $53,656,000, or 5.8%, to $973,405,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2015 compared to the prior year:

Full Year 2015 Compared to Full Year 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	4.1%	0.4%	7.2%	2.8%	14.4%
Metro NY/NJ	4.0%	(0.6)%	2.9%	3.3%	25.0%
Mid-Atlantic	0.5%	0.3%	2.6%	0.2%	15.5%
Pacific NW	7.3%	(0.2)%	4.5%	8.2%	5.1%
No. California	10.4%	(0.9)%	2.5%	11.9%	21.0%
So. California	6.5%	(0.2)%	(0.1)%	9.4%	19.0%
Total	5.3%	(0.3)%	3.0%	5.8%	100.0%

(1) See the full release for discussion of year over year variances.

(2) Represents each region's % of total NOI for Full Year 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended December 31, 2015, the Company engaged in the following development activity:

The Company completed the development of five communities:

•	Avalon Baker Ranch, located in Lake Forest, CA;

•	Avalon Marlborough, located in Marlborough, MA;

•	AVA Theater District, located in Boston, MA;

•	Avalon Bloomfield Station, located in Bloomfield, NJ; and

•	Avalon Framingham, located in Framingham, MA.

These five communities contain an aggregate of 1,582 apartment homes and were constructed for an aggregate Total Capital Cost of $482,100,000.

The Company started the construction of four communities:

•	Avalon Maplewood, located in Maplewood, NJ;

•	Avalon Rockville Centre II, located in Rockville Centre, NY;

•	AVA Wheaton, located in Wheaton, MD; and

•	Avalon Dogpatch, located in San Francisco, CA.

These communities will contain a total of 1,045 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $403,100,000.

The Company added four development rights during the three months ended December 31, 2015. If developed as expected, these development rights will contain a total of 1,512

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apartment homes and will be developed for an aggregate estimated Total Capital Cost of $502,000,000.

The projected Total Capital Cost of overall development rights decreased to $3.4 billion at December 31, 2015 from $3.6 billion at September 30, 2015.

During 2015, the Company:

•	completed the development of 13 communities containing an aggregate of 4,170 apartment homes, for a Total Capital Cost of $1,312,700,000; and

•	commenced the development of 13 communities which are expected to contain an aggregate of 3,758 apartment homes and be completed for a Total Capital Cost of $1,191,500,000.

Acquisition Activity

In January 2016, the Company acquired Avalon Hoboken located in Hoboken, NJ. Avalon Hoboken contains 217 apartment homes and was acquired for a purchase price of $129,700,000, which includes the assumption of an interest-only mortgage loan secured by the community in the amount of $67,904,000. The mortgage loan has a 4.18% fixed interest rate and matures in December 2020.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2015, the Company sold Avalon Charles Pond, a wholly-owned community located in Coram, NY. Avalon Charles Pond contains 200 apartment homes and was sold for $51,000,000, resulting in a gain in accordance with GAAP of $9,474,000 and an Economic Gain of $1,531,000. Avalon Charles Pond yielded an Unleveraged IRR of 6.4% over an investment period of 7.8 years.

During 2015, the Company sold three wholly-owned communities, containing 851 apartment homes. These communities were sold for an aggregate sales price of $265,500,000 and a weighted average Initial Year Market Cap Rate of 5.3%, resulting in an aggregate gain in accordance with GAAP of $115,625,000 and an Economic Gain of $68,174,000. The three communities yielded an Unleveraged IRR of 10.1% over an investment period of 11.5 years.

Unconsolidated Real Estate Investments
During 2015, real estate ventures in which the Company had a direct investment sold eight communities containing 2,870 apartment homes for an aggregate sales price of $583,800,000, resulting in an aggregate gain in accordance with GAAP for the Company of $33,579,000.

In conjunction with the dispositions and operating activities, the Company received distributions of $121,636,000 from its investments in unconsolidated real estate entities. This amount includes $20,680,000 received from the joint venture partner associated with MVP I, LLC, the entity that owns

Avalon at Mission Bay North II, upon agreement with the partner to modify the joint venture agreement to eliminate the Company's promoted interest for future return calculations and associated distributions. Prospectively, earnings and distributions for MVP I, LLC will be based on the Company's 25.0% equity interest in the venture.

Liquidity and Capital Markets

At December 31, 2015, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $505,328,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the fourth quarter of 2015 was 4.8 times.

During the three months ended December 31, 2015, the Company had the following capital markets activity:

•
The Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of approximately $297,072,000. The notes mature in November 2025 and were issued at a 3.5% coupon interest rate.

•
The Company commenced a new continuous equity program ("CEP IV") under which the Company may sell up to $1,000,000,000 of its common stock from time to time. As of December 31, 2015, the Company has not sold any common stock under the CEP IV.

•
The Company repaid two fixed rate secured mortgage notes pursuant to their scheduled maturity dates at par. The mortgage notes had an aggregate principal balance of $103,430,000 and a weighted average effective interest rate of 6.18%.

During 2015, in addition to proceeds from dispositions, the Company sourced approximately $1,534,423,000 from the following capital markets activity:

•
The Company settled 4,500,000 shares of common stock for net proceeds of $659,423,000, pursuant to the forward equity sale contract entered into in September 2014 to sell 4,500,000 shares of common stock, as described in the Company's third quarter 2014 earnings release dated October 27, 2014.

•
The Company issued $825,000,000 aggregate principal amount of unsecured notes in two public offerings under its existing shelf registration statement, for net proceeds of $817,725,000 and a weighted average contractual interest rate of 3.47%.

•	The Company borrowed the final $50,000,000 available under its $300,000,000 variable rate unsecured term loan, maturing in March 2021.
During 2015, the Company repaid an aggregate of $823,472,000 of secured indebtedness with a weighted average contractual interest rate of 6.07% and a weighted

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

average effective interest rate of 4.30%. The Company recognized a net gain in accordance with GAAP of $26,734,000, consisting of the write-off of unamortized premium net of deferred financing costs of $38,120,000, partially offset by prepayment penalties of $11,386,000.

In January 2016, the Company entered into an amendment to increase its borrowing capacity under its unsecured credit facility from $1,300,000,000 to $1,500,000,000. In addition, the Company extended the term of the credit facility from April 2017 to April 2020, with one nine-month extension option available. As part of the amendment, the Company’s current margin over LIBOR decreased to 0.825% from 0.95%, and its annual facility fee decreased to 0.125% from 0.15%.

Edgewater Insurance Settlement

In January 2016, the Company reached a final settlement with its property and casualty insurers regarding the property damage and lost income related to the Edgewater fire, resulting in aggregate insurance recoveries for these aspects of this matter, after self-insurance and deductibles, of $73,008,000. The Company received $44,000,000 of these recoveries in 2015 and expects to receive the remaining $29,008,000 during the three months ending March 31, 2016, which will be recognized as additional casualty gain and business interruption insurance recovery.

First Quarter 2016 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2016 of $1.35 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is an 8.0% increase over the Company’s prior quarterly dividend of $1.25 per share. The dividend is payable on April 15, 2016 to common stockholders of record as of March 31, 2016.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

2016 Financial Outlook

The following presents a summary of the Company’s financial outlook for 2016, further details for which are provided in the full release.

For its first quarter and full year 2016 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook
	Q1 2016			Full Year 2016
	Low		High	Low		High
Projected EPS	$1.73	-	$1.79	$6.86	-	$7.26
Projected FFO per share	$2.04	-	$2.10	$8.12	-	$8.52
Projected Core FFO per share (1)	$1.88	-	$1.94	$8.03	-	$8.43

(1) Core FFO per share is adjusted for the items detailed in the Definitions and Reconciliations of this release.

The following table compares the 2016 full year outlook for FFO per share and Core FFO per share to the Company’s actual results for the full year 2015:

Full Year 2016 Outlook
Comparison to Full Year 2015 Results

	Per Share
	FFO	Core FFO

2015 per share reported results	$8.05	$7.55
Established and redevelopment community NOI	0.50	0.50
Other community NOI (1)	0.82	0.67
Capital markets and transaction activity (2)	(0.61)	(0.40)
JV income, management fees and overhead (3)	(0.44)	(0.09)
2016 per share outlook (4)	$8.32	$8.23

(1) FFO per share for 2016 includes business interruption insurance proceeds for Edgewater.
(2) FFO per share for 2015 included gain on extinguishment of debt, net.
(3) FFO per share for 2015 included the Company's promoted interest from joint ventures and casualty and impairment gains.
(4) Represents the mid-point of the Company's January 2016 outlook.

Other Matters

The Company will hold a conference call on February 4, 2016 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2015 results, the Attachments (described below) and related matters. To participate on the call, dial 877-681-3374 domestically and 719-325-4880 internationally and use conference id: 6442204.

To hear a replay of the call, which will be available from February 4, 2016 at 6:00 PM ET to February 11, 2016 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 6442204. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 4, 2016. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of December 31, 2015, the Company owned or held a direct or indirect ownership interest in 285 apartment communities containing 83,696 apartment homes in 11 states and the District of Columbia, of which 26 communities were under construction and nine communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the Avalon at Edgewater fire are subject to change and could materially affect the Company's current expectations regarding the impact of the fire; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2016 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Core FFO is the Company's FFO as adjusted for the items outlined in the following table (dollars in thousands, except common share and per share data):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014
FFO, actual	$270,154	$233,484	$1,083,085	$951,035

Adjusting Items
Joint venture gains (1)	(388)	(1,858)	(9,059)	(5,194)
Casualty and impairment gain, net (2)	(873)	(1,907)	(16,247)	(2,494)
Lost NOI from casualty losses	2,790	—	7,862	—
Early extinguishment of consolidated borrowings	—	—	(26,736)	412
Gain on sale of real estate	—	(490)	(9,647)	(490)
Joint venture promote	—	(639)	(21,969)	(58,128)
Income taxes (3)	106	9,243	1,103	9,243
Development pursuit and other write-offs (4)	766	—	1,838	2,564
Acquisition costs (5)	352	(7,715)	3,806	(7,682)
Severance related costs	215	155	1,999	815

Core FFO	$273,122	$230,273	$1,016,035	$890,081

Core FFO per share	$1.99	$1.74	$7.55	$6.78

Average shares outstanding - diluted	137,349,671	132,677,639	134,593,177	131,237,502

(1) Amounts for 2014 and 2015 are composed primarily of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2) Full year 2015 amount is composed primarily of property damage and business interruption insurance proceeds, partially offset by costs from the fire at Edgewater.

(3) Amounts for 2015 and 2014 are composed of income taxes paid by the Company which are not considered to be a component of primary operations.

(4) Composed of the write-off of capitalized pursuit costs for development rights as well as the write-off of certain retail tenant improvements at an operating community in 2014.

(5) Amounts for the three months and full year ended December 31, 2014 include property tax refunds for Archstone communities for periods prior to acquisition.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended December 31, 2015 as well as prior years’ activities is presented in the full release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2015 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2014 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014

Net income attributable to common stockholders	$155,428	$142,642	$742,038	$683,567
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	126,824	115,592	486,019	449,769
Distributions to noncontrolling interests, including
discontinued operations	9	9	38	35
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(2,633)	(779)	(33,580)	(73,674)
Gain on sale of previously depreciated real estate assets (1)	(9,474)	(23,980)	(115,625)	(108,662)
Impairment due to casualty loss	—	—	4,195	—

FFO attributable to common stockholders	$270,154	$233,484	$1,083,085	$951,035

Average shares outstanding - diluted	137,349,671	132,677,639	134,593,177	131,237,502

Earnings per share - diluted	$1.13	$1.08	$5.51	$5.21

FFO per common share - diluted	$1.97	$1.76	$8.05	$7.25

(1) Full Year 2014 includes the impact of the noncontrolling portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended December 31, 2015 are as follows (dollars in thousands):

Net income attributable to common stockholders	$155,428
Interest expense, net	42,217
Income tax expense	215
Depreciation expense	122,259
EBITDA	$320,119

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	(1,896)
Gain on sale of communities	(9,474)
EBITDA after disposition activity	$308,749

Joint venture income	(1,093)
Casualty and impairment loss (gain), net	125
Lost NOI from Edgewater fire	2,790
Other non-core adjustments (1)	335
Core EBITDA	$310,906

Interest expense, net	$42,217

Interest Coverage	7.4 times

(1) Refer to the Core FFO definition included in this release.

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2015 Core EBITDA, as adjusted. For a calculation of EBITDA to net income attributable to common stockholders, see "Interest Coverage" above.

Total debt principal (1)	$6,481,291
Cash and cash in escrow	(505,328)
Net debt	$5,975,963

Core EBITDA	$310,906

Core EBITDA, annualized	$1,243,624

Net Debt-to-Core EBITDA	4.8 times

(1) Balance at December 31, 2015 excludes $7,601 of debt discount and $21,725 of deferred financing costs as reflected in unsecured notes, net, and $19,686 of debt premium and $14,703 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2015	2014	2015	2015	2015	2015	2014
Net income	$155,352	$142,530	$206,076	$172,253	$208,053	$741,733	$697,327
Indirect operating expenses, net of corporate income	13,332	12,721	13,427	14,817	15,399	56,973	49,055
Investments and investment management expense	1,096	1,290	1,167	1,073	1,034	4,370	4,485
Expensed acquisition, development and other pursuit costs, net of recoveries	1,570	(6,855)	3,391	673	1,187	6,822	(3,717)
Interest expense, net	42,217	47,987	43,234	44,590	45,573	175,615	180,618
(Gain) loss on extinguishment of debt, net	—	—	(18,987)	(7,749)	—	(26,736)	412
General and administrative expense	11,428	10,715	10,303	10,312	10,353	42,396	41,425
Joint venture income	(1,093)	(5,241)	(20,554)	(13,806)	(34,566)	(70,018)	(148,766)
Depreciation expense	122,259	114,084	120,184	118,627	116,853	477,923	442,682
Income tax expense	215	9,332	200	1,316	130	1,861	9,368
Casualty and impairment loss (gain), net	125	—	658	(17,114)	5,788	(10,542)	—
Gain on sale of real estate assets	(9,474)	(24,470)	(35,216)	(9,625)	(70,958)	(125,272)	(85,415)
Gain on sale of discontinued operations	—	—	—	—	—	—	(37,869)
Income from discontinued operations	—	—	—	—	—	—	(310)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(1,896)	(5,339)	(2,645)	(3,158)	(3,219)	(10,920)	(27,357)
NOI	$335,131	$296,754	$321,238	$312,209	$295,627	$1,264,205	$1,121,938

Established:
New England	$32,128	$29,480	$31,188	$29,911	$26,800	$120,026	$116,780
Metro NY/NJ	69,286	66,705	68,186	67,148	64,366	268,986	260,282
Mid-Atlantic	37,371	36,652	36,157	35,938	36,031	145,497	145,239
Pacific NW	14,219	12,853	13,502	13,657	13,373	54,751	50,621
No. California	54,761	47,645	53,095	52,635	49,734	210,226	187,900
So. California	45,356	41,125	43,139	42,493	42,931	173,919	158,927
Total Established	253,121	234,460	245,267	241,782	233,235	973,405	919,749
Other Stabilized	36,887	36,734	36,930	36,536	34,818	145,170	117,041
Development/Redevelopment	45,123	25,560	39,041	33,891	27,574	145,630	85,148
NOI	$335,131	$296,754	$321,238	$312,209	$295,627	$1,264,205	$1,121,938

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at December 31, 2015 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014

Income from discontinued operations	$—	$—	$—	$310
Depreciation expense	—	—	—	—

NOI from discontinued operations	$—	$—	$—	$310

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$2,988	$8,539	$17,973	$44,645
Operating expenses from real estate assets sold or held for sale, not classified as discontinued operations	(1,092)	(3,200)	(7,053)	(17,288)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$1,896	$5,339	$10,920	$27,357

Other Stabilized Communities as of January 1, 2015 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2014, but have stabilized occupancy as of January 1, 2015. Other Stabilized Communities as of January 1, 2015 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year of 2016 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q1 2016	$1.73	$1.79
Projected depreciation (real estate related)	0.92	0.96
Projected gain on sale of operating communities	(0.61)	(0.65)
Projected FFO per share (diluted) - Q1 2016	2.04	2.10

Joint venture costs (1)	0.03	0.03
Casualty and impairment gain, net	(0.06)	(0.06)
Lost NOI from casualty losses	0.01	0.01
Acquisition costs	0.01	0.01
Business interruption insurance proceeds	(0.15)	(0.15)
Projected Core FFO per share (diluted) - Q1 2016	$1.88	$1.94

Projected EPS (diluted) - Full Year 2016	$6.86	$7.26
Projected depreciation (real estate related)	3.71	3.91
Projected gain on sale of operating communities	(2.45)	(2.65)
Projected FFO per share (diluted) - Full Year 2016	8.12	8.52

Joint venture costs (1)	0.05	0.05
Casualty and impairment gain, net	(0.06)	(0.06)
Lost NOI from casualty losses	0.05	0.05
Abandoned pursuits	0.01	0.01
Acquisition costs	0.01	0.01
Business interruption insurance proceeds	(0.15)	(0.15)
Projected Core FFO per share (diluted) - Full Year 2016	$8.03	$8.43

(1) Amounts are composed primarily of the Company's portion of yield maintenance charges incurred for the early repayment of debt.

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014

Rental revenue (GAAP basis)	$352,598	$334,386	$1,382,895	$1,316,759
Concessions amortized	174	559	1,017	4,500
Concessions granted	(271)	(272)	(744)	(3,089)

Rental Revenue with Concessions
on a Cash Basis	$352,501	$334,673	$1,383,168	$1,318,170

% change -- GAAP revenue		5.4%		5.0%

% change -- cash revenue		5.3%		4.9%

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2015 is as follows (dollars in thousands):

Full Year 2015
NOI
NOI for Established Communities	$973,405
NOI for Other Stabilized Communities	145,170
NOI for Development/Redevelopment Communities	145,630
NOI for discontinued operations	—
NOI from real estate assets sold or held for sale, not classified as discontinued operations	10,920
Total NOI generated by real estate assets	1,275,125
NOI on encumbered assets	279,508
NOI on unencumbered assets	$995,617

Unencumbered NOI	78%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.